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                                                                    EXHIBIT 99.5

                                    CONSENT
                                       OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION




Special Committee of the Board of Directors
Board of Directors
Jostens, Inc.
5501 Norman Center Drive
Bloomington, MN  55437


Members of the Special Committee and Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 27, 1999, to the Special Committee of the Board of Directors and the Board of Directors of Jostens, Inc. (the "Company") as Appendix B to the Registration Statement on Form S-4 and the related Proxy Statement/Prospectus dated April 7, 2000, of the Company filed today with the Securities and Exchange Commission by the Company under Schedule 14A (the "Schedule 14A") relating to the proposed merger of Saturn Acquisition Corporation with and into the Company pursuant to the Agreement and Plan of Merger, dated as of December 27, 1999, as amended, by and between Jostens, Inc. and Saturn Acquisition Corporation and to the references to our opinion contained in the Schedule 14A.


/s/ CREDIT SUISSE FIRST BOSTON CORPORATION



April 7, 2000